Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Whirlpool Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Debt	Senior Debt Securities(4)	457(r)

Fees Previously Paid	Debt	Senior Debt Securities(4)	—	—	—	—	—	—

Fees to Be Paid	Debt	Subordinated Debt Securities(4)	457(r)

Fees Previously Paid	Debt	Subordinated Debt Securities(4)	—	—	—	—	—	—

Fees to Be Paid	Equity	Preferred Stock(4)(5)	457(r)

Fees Previously Paid	Equity	Preferred Stock(4)(5)	—	—	—	—	—	—

Fees to Be Paid	Equity	Common Stock(4)(5)	457(r)

Fees Previously Paid	Equity	Common Stock(4)(5)	—	—	—	—	—	—

Fees to Be Paid	Other	Warrants(6)	457(r)

Fees Previously Paid	Other	Warrants(6)	—	—	—	—	—	—

Fees to Be Paid	Other	Purchase Contracts(7)	457(r)

Fees Previously Paid	Other	Purchase Contracts(7)	—	—	—	—	—	—

Fees to Be Paid	Other	Units(8)	457(r)

Fees Previously Paid	Other	Units(8)	—	—	—	—	—	—

Fees to Be Paid	Other	Guarantees(9)	457(n)

Fees Previously Paid	Other	Guarantees(9)	—	—	—	—	—	—

	Total Offering Amounts				—		—

	Total Fees Previously Paid				—	—	—

	Total Fee Offsets				—	—	—

	Net Fee Due				—	—	—

(1)

The securities registered under this registration statement may be sold separately, together or as units with other securities registered under this registration statement and may include hybrid securities consisting of a combination of elements of any of the securities listed in the table.

(2)

Omitted pursuant to General Instructions II.E of Form S-3. An indeterminate amount of securities is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities.

(3)	In accordance with Rules 456(b) and 457(r), Whirlpool Corporation is deferring payment of the Registration Fee.
(4)

Debt securities, preferred stock and common stock registered under this registration statement may be issuable upon (i) conversion or redemption of debt securities or preferred stock registered under this registration statement, or (ii) the exercise of warrants registered under this registration statement.

(5)	Shares of preferred stock and common stock may also be issued by Whirlpool Corporation upon settlement of purchase contracts or units of Whirlpool Corporation.
(6)	Warrants may represent rights to purchase debt securities, preferred stock or common stock registered under this registration statement.
(7)	Purchase contracts may be issued separately or as units.
(8)

Units may consist of a purchase contract and debt securities or preferred stock registered under this registration statement or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the purchase contracts.

(9)

Whirlpool Corporation will fully, unconditionally and irrevocably guarantee on an unsecured basis the senior debt securities issued by one or more of the additional registrants under this registration statement. No separate consideration will be paid in respect of any such guarantees. Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees of the senior debt securities.